WINTRUST FINANCIAL CORPORATION
                727 North Bank Lane, Lake Forest, Illinois 60045

NEWS RELEASE

FOR IMMEDIATE RELEASE                                           January 16, 2003
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

                     WINTRUST FINANCIAL CORPORATION REPORTS
                     --------------------------------------
                RECORD EARNINGS FOR THE FOURTH QUARTER AND YEAR;
                ------------------------------------------------
                       FOURTH QUARTER NET EARNINGS UP 53%
                       ----------------------------------

         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced record net income of $7.9 million for the quarter ended December 31, 2002, an increase of $2.7 million, or 53%, over the $5.2 million recorded in the fourth quarter of 2001. On a per share basis, net income for the fourth quarter of 2002 totaled $0.43 per diluted common share, a $0.10 per share, or 30%, increase as compared to the 2001 fourth quarter total of $0.33 per diluted common share. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 762,742 shares in conjunction with the February 2002 acquisition of the Wayne Hummer Companies and the issuance of 1,362,750 additional shares of common stock in June and July of 2002. The return on average equity for the fourth quarter of 2002 stood at 14.24%.
         For the year ended December 31, 2002, net income totaled $27.9 million, or $1.60 per diluted common share, an increase of $9.5 million, or 51%, when compared to $18.4 million, or $1.27 per diluted common share, for 2001. Return on average equity for 2002 was 14.76% versus 15.24% for 2001.
         "We are pleased with the Company's continued growth in earnings and assets in the fourth quarter and for the full year," commented Edward J. Wehmer, President and Chief Executive Officer. "In 2002, we increased our assets by over $1 billion and our earnings per share by 26%. This growth was accomplished without compromising our commitment to asset quality."

         Mr. Wehmer added, "We have positioned the Company's balance sheet to take advantage of future interest rate increases. The most recent 50 basis point rate cut by the Federal Reserve in November of 2002 applied additional near-term interest margin compression. Continued earning asset growth, successful residential mortgage lending activities and additional opportunities to enhance the yield on liquidity management assets have offset this margin compression. We are excited about the pending acquisition of Lake Forest Capital Management Company that will further diversify our revenue streams and continue to grow our wealth management business. Through the efforts of our most valuable asset, our employees, we feel comfortable with the existing range of analysts' earnings estimate for 2003 of $1.75 to $1.90 per share."

         Wintrust's key operating measures continue to show impressive growth rates in 2002 as compared to the prior year as evidenced by the table below:

                                                             YEAR                    Year
                                                            ENDED                   Ended                % or
                                                         DECEMBER 31,            December 31,      basis point (bp)
(Dollars in thousands, except per share data)                2002                    2001               change
----------------------------------------------------  -------------------     ------------------  -------------------

Net income                                          $           27,875      $          18,439                   51   %
Net income per common share - Diluted               $             1.60      $            1.27                   26   %

Net revenues                                        $          158,800      $         102,812                   54   %
Net interest income                                 $           98,128      $          74,014                   33   %

Net interest margin                                               3.34   %               3.49   %               (15)bp
Core net interest margin (1)                                      3.51   %               3.73   %               (22)bp
Net overhead ratio (2)                                            1.41   %               1.59   %               (18)bp
Return on average assets                                          0.87   %               0.79   %                8  bp
Return on average equity                                         14.76   %              15.24   %               (48)bp

At end of period
Total assets                                        $        3,721,555      $       2,705,422                   38   %
Total loans, net of unearned income                 $        2,556,086      $       2,018,479                   27   %
Total deposits                                      $        3,089,124      $       2,314,636                   33   %

Book value per common share                         $            13.19      $            9.72                   36   %
Market price per common share                       $            31.32      $           20.38                   54   %
Common shares outstanding (in thousands)                        17,216                 14,532                   18   %
------------------------------------------------------------------------------------------------------------------------

(1) Core net interest margin excludes interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
(2) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets.

         On January 24, 2002, Wintrust's Board of Directors declared a 3-for-2 stock split of its common stock, effected in the form of a 50% stock dividend, paid on March 14, 2002 to shareholders of record as of March 4, 2002. All historical share data and per share amounts have been restated to reflect this split.
         On February 20, 2002, Wintrust completed its acquisition of Wayne Hummer Investments, LLC (including its wholly owned subsidiary, Focused Investments LLC) and Wayne Hummer Asset Management Company (collectively, the "Wayne Hummer Companies"). Accounted for as a purchase, the Wayne Hummer Companies results of operations are included only since the effective date of acquisition in Wintrust's 2002 results. As of December 31, 2002, we have migrated approximately $232 million of customers' funds from the money market mutual fund managed by Wayne Hummer Asset Management Company into insured bank deposits of the Wintrust banks. The introduction of bank and trust products to customers of the Wayne Hummer Companies has started, as well as the referral of banking customers to Wayne Hummer's brokerage operation. We now are actively pursuing the placement of brokerage representatives into the markets served by Wintrust banks.
         On December 19, 2002, Wintrust announced the signing of a merger agreement to acquire Lake Forest Capital Management Company based in Lake Forest, Illinois. Additional asset management revenue will further diversify and enhance Wintrust's revenue stream. Lake Forest Capital Management will retain its name and be merged into and operate as a separate division of Wayne Hummer Asset Management Company, Wintrust's existing asset management subsidiary.
         Total assets rose to $3.7 billion at December 31, 2002, an increase of $1.0 billion, or 38%, compared to $2.7 billion a year ago. Total deposits as of December 31, 2002 were $3.1 billion, an increase of $774 million, or 33%, as compared to $2.3 billion at December 31, 2001. Total loans, net of unearned income, grew to $2.6 billion as of December 31, 2002, a $538 million, or 27%, increase over the $2.0 billion of a year ago.
         For the fourth quarter of 2002, net interest income totaled $26.1 million, increasing $6.5 million, or 33%, compared to the fourth quarter of 2001. Average earning assets grew $955 million over the fourth quarter of 2001, a 40% increase. Despite the fourth quarter's economic weaknesses and the current interest rate environment, net interest income in the quarter increased by $713,000, or 3%, over the third quarter of 2002. Strong loan growth in the fourth quarter of 2002 continued to fuel earning asset growth as average loans increased over the third quarter of 2002 by $176 million, or 28% on an annualized basis. Offsetting the impact of this earning asset growth in the quarter was a decline in the net interest margin for the fourth quarter of 2002 to 3.13%, compared with 3.26% in the third quarter of 2002. The Company has positioned its balance sheet to benefit from future rising interest rates. The net interest margin contracted in the fourth quarter due to an additional 50 basis point rate cut by the Federal Reserve Bank on November 6, 2002. The continued margin pressure was mitigated by a significant increase in fees on mortgage loans sold and fees from covered call option transactions.
         Non-interest income totaled $18.2 million for the fourth quarter of 2002, increasing $10.7 million, or 144%, over the same period in 2001. The primary contributor to these increases was the additional fees realized from the asset management and brokerage services of the recently acquired Wayne Hummer Companies of $5.9 million in the fourth quarter of 2002. Fees on mortgage loans sold were the other major contributor to the increase in non-interest income. For the quarter ended December 31, 2002 these fees totaled $4.5 million, an increase of $1.9 million, or 71%, from the prior year fourth quarter. Partially offsetting the increased fees on mortgage loans sold were the commissions, included in salaries and employee benefits expense, paid to the mortgage originators, increasing $803,000 from the prior year fourth quarter. Fees from covered call option transactions in the fourth quarter of 2002 totaled $2.3 million, compared to $910,000 in the fourth quarter of 2001.
         Non-interest expense totaled $29.5 million for the fourth quarter of 2002, increasing $12.3 million, or 71%, over the fourth quarter of 2001. Excluding the impact of the Wayne Hummer Companies, non-interest expense for the fourth quarter of 2002 increased by $4.8 million, or 28%, compared to the fourth quarter of 2001. The growth in non-interest expense, excluding the impact of the Wayne Hummer Companies, is attributable to increases in salaries and benefits and operating costs as a result of continued growth and expansion of the banking franchise (including the commissions paid to mortgage originators described above and other costs related to increased mortgage loan activities), normal annual increases in salaries and increased costs of employee benefits. The net overhead ratio for the fourth quarter of 2002 declined to 1.23% from 1.50% in the same period last year.
         Non-performing assets totaled $12.6 million, or 0.34% of total assets, at December 31, 2002, reflecting a decrease from the December 31, 2001 level of $13.1 million, or 0.48% of total assets, and generally flat compared to the September 30, 2002 level of $12.5 million, or 0.35% of total assets. The level of non-performing assets in the Company's loan portfolio remains low and manageable .
         Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market(R). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company and Northbrook Bank & Trust Company. The banks also operate facilities in Lake Bluff, Highland Park, Hoffman Estates, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, McHenry and Riverside, Illinois. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. of Milwaukee provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies' four proprietary mutual funds. Wintrust Information Technology Services Company provides information technology support, item capture, and statement preparation and lockbox services to the Wintrust subsidiaries.
         Currently, Wintrust operates a total of 32 banking offices, including the opening of a new temporary facility in Cary (a branch of Crystal Lake Bank) in January 2003, and is in the process of constructing several additional branch facilities. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.




                                      # # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

                                                             THREE MONTHS ENDED                       YEAR ENDED
                                                                DECEMBER 31,                         DECEMBER 31,
                                                      ------------------------------------- ------------------------------------
  (Dollars in thousands, except per share data)              2002               2001               2002              2001
  ---------------------------------------------------------------------- ------------------ ------------------ -----------------
  SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
  Total assets                                        $ 3,721,555        $   2,705,422
  Total loans, net of unearned income                   2,556,086            2,018,479
  Total deposits                                        3,089,124            2,314,636
  Long-term debt - trust preferred securities              50,894               51,050
  Total shareholders' equity                              227,002              141,278
  --------------------------------------------------------------------------------------

  SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                 $    26,128        $      19,593       $    98,128       $     74,014
  Net revenues                                             44,320               27,049           158,800            102,812
  Income before taxes and cumulative effect of
     accounting change                                     11,879                7,960            42,495             29,129
  Net income before cumulative effect of
     accounting change                                      7,922                5,164            27,875             18,693
  Net income                                                7,922                5,164            27,875             18,439
  Net income per common share - Basic                        0.46                 0.36              1.71               1.34
  Net income per common share - Diluted                      0.43                 0.33              1.60               1.27
  ------------------------------------------------------------------------------------------------------------------------------

  SELECTED FINANCIAL RATIOS AND OTHER DATA:
  Performance Ratios:
  Net interest margin                                        3.13   %             3.29  %           3.34   %           3.49  %
  Core net interest margin (1)                               3.26                 3.50              3.51               3.73
  Non-interest income to average assets                      1.98                 1.15              1.89               1.24
  Non-interest expense to average assets                     3.21                 2.65              3.30               2.83
  Net overhead ratio (2)                                     1.23                 1.50              1.41               1.59
  Efficiency ratio (3)                                      66.16                63.12             66.41              63.66
  Return on average assets                                   0.86                 0.80              0.87               0.79
  Return on average equity                                  14.24                14.74             14.76              15.24

  Average total assets                                $ 3,637,851        $   2,574,812       $ 3,212,467       $  2,328,032
  Average shareholders' equity                            220,710              139,027           188,849            120,995
  Average loan-to-average deposit ratio                      84.5   %             87.2  %           86.9   %           87.4  %
  ------------------------------------------------------------------------------------------------------------------------------

  Common Share Data at end of period:
  Market price per common share                       $     31.32        $       20.38
  Book value per common share                         $     13.19        $        9.72
  Common shares outstanding (in thousands)                 17,216               14,532

  Other Data at end of period:
  Allowance for loan losses                           $    18,390        $      13,686
  Non-performing assets                               $    12,618        $      13,057
  Allowance for loans losses to total loans                  0.72   %             0.68  %
  Non-performing assets to total assets                      0.34   %             0.48  %
  Number of:
    Bank subsidiaries                                           7                    7
    Non-bank subsidiaries                                       7                    3
    Banking offices                                            31                   29
  ==============================================================================================================================

  (1) The core net interest margin excludes the interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
  (2) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets.
  (3) The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses).



WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

                                                                                     (UNAUDITED)
                                                                                     DECEMBER 31,          December 31,
  (In thousands)                                                                         2002                  2001
  ==========================================================================================================================
  ASSETS
  Cash and due from banks                                                      $           105,671   $             71,575
  Federal funds sold and securities purchased under resale agreements                      151,251                 51,955
  Interest-bearing deposits with banks                                                       4,418                    692
  Available-for-sale securities, at fair value                                             547,679                385,350
  Trading account securities                                                                 5,558                     --
  Brokerage customer receivables                                                            37,592                     --
  Mortgage loans held-for-sale                                                              90,446                 42,904
  Loans, net of unearned income                                                          2,556,086              2,018,479
      Less: Allowance for loan losses                                                       18,390                 13,686
  --------------------------------------------------------------------------------------------------------------------------
      Net loans                                                                          2,537,696              2,004,793
  Premises and equipment, net                                                              118,961                 99,132
  Accrued interest receivable and other assets                                              95,852                 38,936
  Goodwill                                                                                  25,266                  9,976
  Other intangibles                                                                          1,165                    109
  --------------------------------------------------------------------------------------------------------------------------
      Total assets                                                             $         3,721,555   $          2,705,422
  ==========================================================================================================================


  LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
    Non-interest bearing                                                       $           305,540   $            254,269
    Interest bearing                                                                     2,783,584              2,060,367
  --------------------------------------------------------------------------------------------------------------------------
      Total  deposits                                                                    3,089,124              2,314,636

  Notes payable                                                                             44,025                 46,575
  Federal Home Loan Bank advances                                                          140,000                 90,000
  Subordinated note                                                                         25,000                     --
  Other borrowings                                                                          46,708                 28,074
  Long-term debt - trust preferred securities                                               50,894                 51,050
  Accrued interest payable and other liabilities                                            98,802                 33,809
  --------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                  3,494,553              2,564,144
  --------------------------------------------------------------------------------------------------------------------------

  Shareholders' equity:
    Preferred stock                                                                             --                     --
    Common stock                                                                            17,216                 14,532
    Surplus                                                                                153,614                 97,956
    Common stock warrants                                                                       81                     99
    Retained earnings                                                                       56,967                 30,995
    Accumulated other comprehensive loss                                                      (876)                (2,304)
  --------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                           227,002                141,278
  --------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                               $         3,721,555   $          2,705,422
  ==========================================================================================================================



WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
                                                                       THREE MONTHS ENDED                  YEAR ENDED
                                                                          DECEMBER 31,                    DECEMBER 31,
                                                                -----------------------------------------------------------------
                                                                  (UNAUDITED)       (Unaudited)    (UNAUDITED)
  (In thousands, except per share data)                               2002            2001            2002            2001
  -------------------------------------------------------------------------------------------------------------------------------
  INTEREST INCOME
    Interest and fees on loans                                    $     41,889    $     36,227   $      158,314    $    149,057
    Interest bearing deposits with banks                                    28               6               45              10
    Federal funds sold and securities purchased under resale
    agreements                                                             563           1,901            1,774           5,632
    Securities                                                           5,257           2,620           19,797          11,756
    Trading account securities                                              43              --              165             --
    Brokerage customer receivables                                         399              --            2,138             --
  -------------------------------------------------------------------------------------------------------------------------------
     Total interest income                                              48,179          40,754          182,233         166,455
  -------------------------------------------------------------------------------------------------------------------------------
  INTEREST EXPENSE
    Interest on deposits                                                18,352          18,618           70,061          83,503
    Interest on Federal Home Loan Bank advances                          1,489             677            4,954             942
    Interest on subordinated note                                          305              --              305             --
    Interest on notes payable and other borrowings                         837             578            3,854           2,845
    Interest on long-term debt - trust preferred securities              1,068           1,288            4,931           5,151
  -------------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                             22,051          21,161           84,105          92,441
  -------------------------------------------------------------------------------------------------------------------------------
  NET INTEREST INCOME                                                   26,128          19,593           98,128          74,014
  Provision for loan losses                                              2,986           1,898           10,321           7,900
  -------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                   23,142          17,695           87,807          66,114
  -------------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST INCOME
    Trust, asset management and brokerage fees                           6,503             537           25,229           1,996
    Fees on mortgage loans sold                                          4,514           2,634           12,259           7,831
    Service charges on deposit accounts                                    832             714            3,121           2,504
    Gain on sale of premium finance receivables                          1,124             908            3,374           4,564
    Administrative services revenue                                        807             947            3,501           4,084
    Net securities gains                                                    64              22              107             337
    Other                                                                4,348           1,694           13,081           7,482
  -------------------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                          18,192           7,456           60,672          28,798
  -------------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST EXPENSE
    Salaries and employee benefits                                      17,817           9,384           63,442          35,628
    Occupancy, net                                                       1,838           1,161            6,691           4,821
    Equipment expense                                                    1,905           1,670            7,191           6,297
    Data processing                                                      1,032             881            4,161           3,393
    Advertising and marketing                                              649             460            2,302           1,604
    Professional fees                                                      768             531            2,801           2,055
    Amortization of goodwill                                                --             152              --              616
    Amortization of other intangibles                                       87              17              324              69
    Other                                                                5,359           2,935           19,072          11,300
  -------------------------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                         29,455          17,191          105,984          65,783
  -------------------------------------------------------------------------------------------------------------------------------
  Income before taxes and cumulative effect of accounting change        11,879           7,960           42,495          29,129
  Income tax expense                                                     3,957           2,796           14,620          10,436
  -------------------------------------------------------------------------------------------------------------------------------
  Income before cumulative effect of accounting change                   7,922           5,164           27,875          18,693
  Cumulative effect of change in accounting for derivatives,
  net of tax                                                                --              --              --             (254)
  -------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                      $      7,922    $      5,164   $       27,875    $     18,439
  ===============================================================================================================================
  BASIC EARNINGS PER SHARE:
    Income before cumulative effect of accounting change          $       0.46    $       0.36   $         1.71    $       1.36
    Cumulative effect of accounting change, net of tax                      --              --              --            (0.02)
  -------------------------------------------------------------------------------------------------------------------------------
  NET INCOME PER COMMON SHARE - BASIC                             $       0.46    $       0.36   $         1.71    $       1.34
  ===============================================================================================================================
  DILUTED EARNINGS PER SHARE:
    Income before cumulative effect of accounting change          $       0.43    $       0.33   $         1.60    $       1.29
    Cumulative effect of accounting change, net of tax                      --              --              --            (0.02)
  -------------------------------------------------------------------------------------------------------------------------------
  NET INCOME PER COMMON SHARE - DILUTED                           $       0.43    $       0.33   $         1.60    $       1.27
  ===============================================================================================================================
  CASH DIVIDENDS DECLARED PER COMMON SHARE                        $         --    $         --   $        0.120    $      0.093
  ===============================================================================================================================
  Weighted average common shares outstanding                            17,194          14,527           16,334          13,734
  Dilutive potential common shares                                       1,163             954            1,111             811
  -------------------------------------------------------------------------------------------------------------------------------
  Average common shares and dilutive common shares                      18,357          15,481           17,445          14,545
  -------------------------------------------------------------------------------------------------------------------------------



LOANS, NET OF UNEARNED INCOME                                                                                % Growth
                                                                                                 ----------------------------------
                                                                                                    12/31/02          12/31/01
                                          DECEMBER 31,        December 31,      December 31,      compared to        compared to
  (Dollars in thousands)                      2002                2001              2000            12/31/01          12/31/00
---------------------------------------------------------   ----------------- ------------------ ---------------   ----------------
  BALANCE:
  -------
  Commercial and commercial real estate   $  1,320,598      $    1,007,580     $      647,947            31.1  %            55.5  %
  Home equity                                  365,521             261,049            179,168            40.0               45.7
  Residential real estate                      156,213             140,041            131,495            11.5                6.5
  Premium finance receivables                  461,614             348,163            313,065            32.6               11.2
  Indirect auto loans                          178,234             184,209            203,572            (3.2)              (9.5)
  Tricom finance receivables                    21,048              18,280             20,354            15.1              (10.2)
  Consumer and other loans                      52,858              59,157             51,995           (10.6)              13.8
                                         ----------------   ----------------- ------------------ ----------------------------------
    Total loans, net of unearned income   $  2,556,086      $    2,018,479     $    1,547,596            26.6  %            30.4  %
                                         ----------------   ----------------- ------------------ ----------------------------------
  MIX:
  ---
  Commercial and commercial real estate             52  %               50  %              42  %
  Home equity                                       14                  13                 12
  Residential real estate                            6                   7                  9
  Premium finance receivables                       18                  17                 20
  Indirect auto loans                                7                   9                 13
  Tricom finance receivables                         1                   1                  1
  Consumer and other loans                           2                   3                  3
                                         -------------------- -----------------   ----------------
    Total loans, net of unearned income            100  %              100  %             100  %
                                         -------------------- -----------------   ----------------


DEPOSITS                                                                                                  % Growth
                                                                                              ----------------------------------
                                                                                                 12/31/02          12/31/01
                                       DECEMBER 31,       December 31,      December 31,       compared to       compared to
  (Dollars in thousands)                   2002               2001              2000             12/31/01          12/31/00
------------------------------------------------------  ------------------ ----------------   ---------------  -----------------
  BALANCE:
  -------
   Non-interest bearing                $    305,540      $      254,269    $     198,319              20.2  %            28.2  %
   NOW                                      354,499             286,860          180,898              23.6               58.6
   Brokerage customer deposits              231,700                  --               --               N/M                N/M
   Money market                             399,441             335,881          295,771              18.9               13.6
   Savings                                  147,669             132,514           74,460              11.4               78.0
   Time certificate of deposits           1,650,275           1,305,112        1,077,128              26.4               21.2
                                      ----------------  ------------------ ----------------   ------------------------------------
    Total deposits                     $  3,089,124      $    2,314,636    $   1,826,576              33.5  %            26.7  %
                                      ----------------  ------------------ ----------------   ------------------------------------
  MIX:
  ---
   Non-interest bearing                          10  %               11  %            11  %
   NOW                                           12                  12               10
   Brokerage customer deposits                    7                  --               --
   Money market                                  13                  15               16
   Savings                                        5                   6                4
   Time certificate of deposits                  53                  56               59
                                      -------------------   ---------------- -----------------
    Total deposits                              100  %              100  %           100  %
                                      -------------------   ---------------- -----------------

  N/M = Not Meaningful

Previously, Wintrust indicated its strategy to attract funds from the money market mutual fund balances managed by Wayne Hummer Asset Management Company into deposit accounts of the Wintrust affiliate banks. Consistent with reasonable interest rate risk parameters, the funds will generally be invested in loan production of the affiliate banks as well as other investments suitable for banks. As of December 31, 2002, approximately $232 million had migrated into insured bank deposits at the affiliate banks. The migration of additional funds to the affiliate banks is subject to the desire of the customers to make the transition of their funds into FDIC insured bank accounts, capital capacity of the Company and the availability of suitable investments in which to deploy the funds.

NET INTEREST INCOME


The following table presents a summary of Wintrust's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended December 31, 2002 and 2001:


                                                        FOR THE QUARTER ENDED                    For the Quarter Ended
                                                          DECEMBER 31, 2002                        December 31, 2001
                                               ----------------------------------------------------------------------------------
(Dollars in thousands)                             AVERAGE      INTEREST       RATE         Average       Interest      Rate
----------------------
                                               ----------------------------------------------------------------------------------
Liquidity management assets (1) (2)             $      671,887  $     5,961     3.52 %    $      446,209  $     4,545    4.04 %
Other earning assets (3)                                44,431          442     3.95                  --           --      --
Loans, net of unearned income (2) (4)                2,628,503       42,044     6.35           1,944,166       36,419    7.43
                                               ----------------------------------------------------------------------------------
   Total earning assets                         $    3,344,821  $    48,447     5.75 %    $    2,390,375  $    40,964    6.80 %
                                               ----------------------------------------------------------------------------------

Interest-bearing deposits                       $    2,726,941  $    18,352     2.67 %    $    1,997,256  $    18,618    3.70 %
Federal Home Loan Bank advances                        140,000        1,489     4.22              64,565          677    4.16
Notes payable and other borrowings                     119,105          837     2.79              55,229          578    4.15
Subordinated note                                       17,391          305     6.86                  --           --      --
Long-term debt - trust preferred securities             51,050        1,068     8.37              51,050        1,288   10.09
                                               ----------------------------------------------------------------------------------
   Total interest-bearing liabilities           $    3,054,487  $    22,051     2.86 %    $    2,168,100  $    21,161    3.87 %
                                               ----------------------------------------------------------------------------------

Interest rate spread (5)                                                        2.89 %                                   2.93 %
Net free funds/contribution (6)                 $      290,334                  0.24      $      222,275                 0.36
                                               ----------------            ------------------------------            ------------
Net interest income/Net interest margin                         $    26,396     3.13 %                    $    19,803    3.29 %
                                                              --------------                            --------------
                                                                           -------------                             ------------
Core net interest margin (7)                                                    3.26 %                                   3.50 %
                                                                           -------------                             ------------

------------------------------------------------------------------------------------------------------------------------------------

(1) Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended December 31, 2002 and 2001 were $268,000 and $210,000, respectively.
(3) Other earning assets include brokerage customer receivables and trading account securities.
(4) Loans, net of unearned income includes mortgages held for sale and non-accrual loans.
(5) Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6) Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The contribution is based on the rate paid for total interest-bearing liabilities.
(7) The core net interest margin excludes the impact of Wintrust's Long-term Debt - Trust Preferred Securities.


Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended December 31, 2002 totaled $26.4 million, an increase of $6.6 million, or 33%, as compared to the $19.8 million recorded in the same quarter of 2001. Average loans in the fourth quarter of 2002 increased $684 million, or 35%, over the fourth quarter of 2001.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the fourth quarter of 2002 the net interest margin was 3.13%, a decrease of 16 basis points when compared to the net interest margin of 3.29% in the prior year fourth quarter. The core net interest margin, which excludes the interest expense related to Wintrust's Long-term Debt - Trust Preferred Securities, was 3.26% for the fourth quarter of 2002, and decreased 24 basis points when compared to the prior year fourth quarter's core margin of 3.50%. Wintrust's net interest margin declined by 13 basis points when compared to the third quarter of 2002. The net interest margin contracted due to the Company's preference for variable rate commercial and commercial real estate loans and an additional 50 basis point interest rate cut by the Federal Reserve Bank combined with the asset sensitivity of the balance sheet.

The yield on total earning assets for the fourth quarter of 2002 was 5.75% as compared to 6.80% in 2001, a decrease of 105 basis points resulting primarily from the effect of decreases in general market rates on liquidity management assets and loans. The other earning assets shown in the fourth quarter of 2002 reflect interest-bearing brokerage customer receivables and trading account securities managed at the Wayne Hummer Companies. The yield on earning assets is heavily dependent on the yield on loans since average loans comprised approximately 79% of total average earning assets. The fourth quarter 2002 yield on loans was 6.35%, a 108 basis point decrease when compared to the prior year fourth quarter yield of 7.43%. The average prime lending rate was 4.45% during the fourth quarter of 2002 versus 5.60% for the fourth quarter of 2001, reflecting a decrease of 115 basis points.

The rate paid on interest-bearing liabilities for the fourth quarter of 2002 was 2.86%, compared to 3.87% in the fourth quarter of 2001, a decline of 101 basis points. Interest-bearing deposits accounted for 89% of total interest-bearing funding in the fourth quarter of 2002, compared to 92% in the same period of 2001. The rate paid on interest-bearing deposits averaged 2.67% for the fourth quarter of 2002 versus 3.70% for the same quarter of 2001, a decrease of 103 basis points.

During 2001, Wintrust initiated borrowing from the Federal Home Loan Bank of Chicago ("FHLB"). The Company initially borrowed from the FHLB in the third and fourth quarters of 2001 and borrowed an additional $50 million in the second quarter of 2002. The increase in notes payable and other borrowings in the fourth quarter of 2002 compared to the same quarter in 2001 was a result of the funding at the Wayne Hummer Companies for the brokerage customer receivables, additional funding required for the purchase of the Wayne Hummer Companies and borrowings utilized to fund the additional capital requirements of the subsidiary banks. During the fourth quarter, the Company renewed and increased its revolving loan agreement with an unaffiliated bank. Additionally, during the fourth quarter, the Company completed a $25 million subordinated debt agreement with an unaffiliated bank that qualifies as Tier II regulatory capital. The Company also entered into two separate derivative financial instruments. An interest rate swap contract was entered into to convert the newly issued subordinated debt from variable-rate to fixed-rate. Additionally, an interest rate swap contract was entered into to convert the Company's 9% Trust Preferred Securities from fixed-rate to variable-rate. Both of these interest rate swap contracts qualify as perfect hedges pursuant to SFAS 133.

The following table presents a summary of Wintrust's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the years ended December 31, 2002 and 2001:

                                                          FOR THE YEAR ENDED                       For the Year Ended
                                                           DECEMBER 31, 2002                       December 31, 2001
                                                ---------------------------------------------------------------------------------
(Dollars in thousands)                               AVERAGE      INTEREST    RATE            Average       Interest   Rate
----------------------                          ---------------------------------------------------------------------------------

Liquidity management assets (1) (2)              $     555,861 $      21,825    3.93%     $      360,443 $     17,463    4.84  %
Other earning assets (3)                                54,327         2,303    4.24                  --           --      --
Loans, net of unearned income (2) (4)                2,355,020       158,999    6.75           1,786,596      149,850    8.39
                                                ---------------------------------------------------------------------------------
   Total earning assets                          $   2,965,208 $     183,127    6.18%    $     2,147,039 $    167,313    7.79  %
                                                ---------------------------------------------------------------------------------

Interest-bearing deposits                        $   2,397,391 $      70,061    2.92%    $     1,836,819 $     83,503    4.55  %
Federal Home Loan Bank advances                        119,041         4,954    4.16              21,945          942    4.29
Notes payable and other borrowings                     127,244         3,854    3.03              53,649        2,845    5.30
Subordinated note                                        4,384           305    6.86                  --           --      --
Long-term debt - trust preferred securities             51,050         4,931    9.66              51,050        5,151   10.09
                                                ---------------------------------------------------------------------------------
   Total interest-bearing liabilities            $   2,699,110 $      84,105    3.12%    $     1,963,463 $     92,441    4.71  %
                                                ---------------------------------------------------------------------------------

Interest rate spread (5)                                                        3.06 %                                   3.08 %
Net free funds/contribution (6)                  $     266,098                  0.28     $       183,576                 0.41
                                                ---------------             ----------- -----------------            ------------
Net interest income/Net interest margin                        $      99,022    3.34 %                   $     74,872    3.49 %
                                                              ---------------                           --------------
                                                                            ------------                             ------------
Core net interest margin (7)                                                    3.51 %                                   3.73 %
                                                                            ------------                             ------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the years ended December 31, 2002 and 2001 were $894,000 and $858,000, respectively.
(3) Other earning assets include brokerage customer receivables and trading account securities.
(4) Loans, net of unearned income includes mortgages held for sale and non-accrual loans.
(5) Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6) Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The contribution is based on the rate paid for total interest-bearing liabilities.
(7) The core net interest margin excludes the impact of Wintrust's Long-term Debt - Trust Preferred Securities.

For the year ended December 31, 2002, tax-equivalent net interest income totaled $99.0 million and increased $24.1 million, or 32%, over the $74.9 million recorded in the same period of 2001. Consistent with the fourth quarter analysis, the increase in net interest income was mainly due to the growth in the Company's earning asset base, offset in part by lower yields and rates. Average loans in 2002 increased $568 million, or 32%, over the average balance in 2001. Interest-bearing deposits accounted for 89% of total interest-bearing funding in 2002, compared to 94% in 2001. The net interest margin for the year ended December 31, 2002 was 3.34%, a decrease of 15 basis points from the same period of 2001.


NON-INTEREST INCOME

For the fourth quarter of 2002, non-interest income totaled $18.2 million and increased $10.7 million over the prior year quarter. Significant increases were realized in trust, asset management and brokerage fees as a result of the Wayne Hummer Companies acquisition during the first quarter of 2002. Trust, asset management and brokerage fees is comprised of the trust and asset management revenue of Wayne Hummer Trust Company (name changed from Wintrust Asset Management Company in May 2002) and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at the Wayne Hummer Companies. The increase in this category, up $6.0 million over the fourth quarter of 2001, is primarily atributable to the revenues from the Wayne Hummer Companies. The pending acquisition of Lake Forest Capital Management Company (See Company's press release dated December 19, 2002) demonstrates Wintrust's commitment to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream. Non-interest income comprised approximately 28% of total net revenues in the fourth quarter of 2001. Primarily as a result of the Wayne Hummer Companies acquisition, this ratio has increased to approximately 41% for the fourth quarter of 2002.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended December 31, 2002, these fees totaled $4.5 million, an increase of $1.9 million, or 71%, from the prior year fourth quarter and up from the $3.8 million recorded in the third quarter of 2002. Although these fees are a continuous source of revenue, these fees continue to benefit from high levels of mortgage origination volumes, particularly refinancing activity caused by the low level of mortgage interest rates. Management anticipates that the levels of refinancing activity may taper off in 2003, barring any further reductions in mortgage interest rates.

Service charges on deposit accounts totaled $832,000 for the fourth quarter of 2002, an increase of $118,000, or 17%, when compared to the same quarter of 2001. This increase was mainly due to a higher deposit base and a larger number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold premium finance receivables to an unrelated third party in the fourth quarter of 2002 and recognized gains of $1.1 million related to this activity, compared with $908,000 of recognized gains in the fourth quarter of 2001. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the fourth quarter of 2002, the ratio was approximately 85%. Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution. Consistent with Wintrust's strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $807,000 to total non-interest income in the fourth quarter of 2002, a decrease of $140,000 from the fourth quarter of 2001 and a decrease of $134,000 from the third quarter of 2002. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue growth at Tricom stagnated in 2002 due to the general slowdown in the United States economy and the reduction in the placement of temporary staffing individuals by Tricom's customers. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

Other non-interest income for the fourth quarter of 2002 totaled $4.3 million and increased $2.6 million, or 157%, over the prior year quarterly total of $1.7 million. This increase was primarily due to a $1.4 increase in premium income from certain covered call option transactions, $493,000 from of Bank Owned Life Insurance ("BOLI") and $462,000 from loan servicing revenues. The premium income from the covered call option transactions totaled $2.3 million in the fourth quarter of 2002 and $910,000 in the same period of 2001. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company's overall asset/liability management. During the third quarter, the Company purchased $41.1 million of BOLI. The BOLI policies were purchased to consolidate existing term life insurance contracts of executive officers and to mitigate the mortality risk associated with death benefits provided for in the executives' employment contracts. Adjustments to the cash surrender value of the BOLI policies are recorded as non-interest income and totaled $493,000 in the fourth quarter of 2002.

For the year ended December 31, 2002, total non-interest income was $60.7 million and increased $31.9 million, or 111%, when compared to the same period in 2001. Excluding the impact of the Wayne Hummer Companies, contributing $23.8 million of non-interest revenue, and the $1.25 million partial settlement related to the premium finance defalcation that was recovered in the first quarter of 2002, non-interest income for 2002 increased by $6.8 million, or 24%, compared to 2001. This increase was comprised of increased fees on mortgage loans sold from originating and selling residential real estate loans into the secondary market of $4.4 million, increased premium income from the covered call option transactions of $1.6 million, higher service charges on deposit accounts of $617,000 due to a higher deposit base and a larger number of accounts at the banking subsidiaries and higher other miscellaneous sources of revenue totaling $1.9 million offset by decreases in recognized gains related to the sale of premium finance receivables to an unrelated third party of $1.2 million, lower administrative services revenue contributed by Tricom of $583,000 and lower net securities gains of $230,000.


NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2002 totaled $29.5 million and increased $12.3 million, or 71%, from the fourth quarter 2001 total of $17.2 million. Operating expenses of the Wayne Hummer Companies, the continued growth and expansion of the banks with additional branches and the growth in the premium finance business are the major causes for this increase. Since December 31, 2001 total deposits and total loans have both increased 33% and 27%, respectively, requiring higher levels of staffing and other costs to both attract and service the larger customer base. Excluding the impact of the Wayne Hummer Companies, total non-interest expense increased $4.8 million, or 28%, when compared to the fourth quarter of 2001, on par with the pace of the balance sheet growth.

Salaries and employee benefits totaled $17.8 million for the fourth quarter of 2002, an increase of $8.4 million, or 90%, as compared to the prior year's fourth quarter total of $9.4 million. This increase was primarily due to the employee costs associated with the Wayne Hummer Companies, increases in salaries and employee benefit costs as a result of continued growth and expansion of the banking franchise, commissions associated with increased mortgage loan origination activity and normal annual increases in salaries and the employee benefit costs. Excluding the impact of the Wayne Hummer Companies, total salaries and employee benefits expense increased $2.9 million, or 31%, when compared to the fourth quarter of 2001 and increased by $652,000, or 6%, when compared to the third quarter of 2002.

Other categories of non-interest expense, such as occupancy costs, equipment expense and data processing, also increased over the prior year third quarter due to the acquisition of the Wayne Hummer Companies and the general growth and expansion of the banks. Other non-interest expense, which includes loan expenses, correspondent bank service charges, postage, insurance, stationery and supplies, telephone, directors fees, and other sundry expenses, also increased when compared to the prior year fourth quarter due mainly to the factors mentioned earlier.

On a year-to-date basis non-interest expense totaled $106.0 million and increased $40.2 million, or 61%, over the full year of 2001. The Wayne Hummer Companies contributed $26.7 million of this increase. The $13.5 million increase, excluding the Wayne Hummer Companies, is predominantly due to a $8.4 million increase in salaries and employee benefits costs and the higher general operating costs associated with operating additional and larger banking offices. Despite balance sheet growth in loans and deposits described earlier, Wintrust's net overhead ratio decreased from 1.59% for the full year of 2001 to 1.41% for the comparable period in 2002.

ASSET QUALITY

Allowance for Loan Losses
-------------------------

A reconciliation of the activity in the balance of the allowance for loan losses for the three months and years ended December 31, 2002 and 2001 is shown as follows:

                                                                THREE MONTHS ENDED                      YEAR ENDED
                                                                   DECEMBER 31,                        DECEMBER 31,
                                                       ------------------------------------------------------------------------
(Dollars in thousands)                                         2002             2001              2002               2001
-------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF PERIOD                          $   17,199        $  13,094       $     13,686      $     10,433
PROVISION FOR LOAN LOSSES                                    2,986            1,898             10,321             7,900

CHARGE-OFFS:
   Commercial and commercial real estate loans                 895              250              1,677               984
   Home equity loans                                            --               --                 --                25
   Residential real estate loans                                --               10                  3                34
   Consumer and other loans                                    122                7                294                34
   Premium finance receivables                                 802              763              3,680             3,062
   Indirect automobile loans                                   285              339                925             1,080
   Tricom finance receivables                                   --              103                 10               103
                                                       --------------    -------------    ---------------   ---------------
     Total charge-offs                                       2,104            1,472              6,589             5,322
                                                       --------------    -------------    ---------------   ---------------

RECOVERIES:
   Commercial and commercial real estate loans                  35                7                314               163
   Home equity loans                                            --               72                 --                72
   Residential real estate loans                                --               --                 --                --
   Consumer and other loans                                     11                1                 26                --
   Premium finance receivables                                 216               43                456               245
   Indirect automobile loans                                    47               43                150               194
   Tricom finance receivables                                   --               --                 26                --
                                                       --------------    -------------    ---------------   ---------------
     Total recoveries                                          309              166                972               675
                                                       --------------    -------------    ---------------   ---------------
NET CHARGE-OFFS                                              (1,795)          (1,306)           (5,617)            (4,647)
                                                       --------------    -------------                      ---------------
                                                                                          ---------------
BALANCE AT DECEMBER 31                                  $   18,390        $  13,686       $     18,390      $     13,686
                                                       --------------    -------------    ---------------   ---------------

ANNUALIZED NET CHARGE-OFFS (RECOVERIES) AS A
   PERCENTAG OF  AVERAGE:
   Commercial and commercial real estate loans                0.27   %         0.11   %           0.12   %          0.10   %
   Home equity loans                                            --             (0.11)               --              (0.02)
   Residential real estate loans                                --             0.03                 --              0.02
   Consumer and other loans                                   0.71             0.03               0.44              0.05
   Premium finance receivables                                0.47             0.79               0.70              0.79
   Indirect automobile loans                                  0.52             0.62               0.42              0.46
   Tricom finance receivables                                   --             2.11              (0.08)             0.55
                                                       ---------------------------------- -------------------------------------
     Total loans, net of unearned income                      0.28   %         0.27   %           0.24   %          0.26   %
                                                       ---------------------------------- -------------------------------------

Net charge-offs as a percentage of  the
   provision for loan losses                                 60.11   %        68.81   %          54.42   %         58.82   %
                                                       ---------------------------------- -------------------------------------

Loans at December 31                                                                      $  2,556,086      $  2,018,479
                                                                                          -------------------------------------
Allowance as a percentage of loans at period-end                                                  0.72   %          0.68   %
                                                                                          -------------------------------------

Past Due Loans and Non-performing Assets
----------------------------------------

The following table sets forth Wintrust's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.


                                                                   DECEMBER 31,     September 30,       June 30,      December 31,
(Dollars in thousands)                                                 2002              2002            2002              2001
---------------------------------------------------------------- ----------------- ---------------- ---------------- ---------------
PAST DUE GREATER THAN 90 DAYS AND STILL ACCRUING:
  Residential real estate and home equity                        $            32    $         306   $           16   $          168
  Commercial, consumer and other                                           3,047            2,247            1,055            1,059
  Premium finance receivables                                              2,198            2,170            2,141            2,402
  Indirect automobile loans                                                  423              384              340              361
  Tricom finance receivables                                                  --               --               --               --
                                                                 ----------------- ---------------- ---------------- ---------------
     Total past due greater than 90 days and still accruing                5,700            5,107            3,552            3,990
                                                                 ----------------- ---------------- ---------------- ---------------

NON-ACCRUAL LOANS:
  Residential real estate and home equity                                    711              346              401            1,385
  Commercial, consumer and other                                           1,132            1,430            1,528            1,180
  Premium finance receivables                                              4,725            4,731            5,417            5,802
  Indirect automobile loans                                                  254              409              163              496
  Tricom finance receivables                                                  20               75              104              104
                                                                 ----------------- ---------------- ---------------- ---------------
     Total non-accrual                                                     6,842            6,991            7,613            8,967
                                                                 ----------------- ---------------- ---------------- ---------------

TOTAL NON-PERFORMING LOANS:
  Residential real estate and home equity                                    743              652              417            1,553
  Commercial, consumer and other                                           4,179            3,677            2,583            2,239
  Premium finance receivables                                              6,923            6,901            7,558            8,204
  Indirect automobile loans                                                  677              793              503              857
  Tricom finance receivables                                                  20               75              104              104
                                                                 ----------------- ---------------- ---------------- ---------------
     Total non-performing loans                                           12,542           12,098           11,165           12,957
                                                                 ----------------- ---------------- ---------------- ---------------
OTHER REAL ESTATE OWNED                                                       76              353              756              100
                                                                 ----------------- ---------------- ---------------- ---------------
TOTAL NON-PERFORMING ASSETS                                      $        12,618    $      12,451   $       11,921   $       13,057
                                                                 ----------------- ---------------- ---------------- ---------------

TOTAL NON-PERFORMING LOANS BY CATEGORY AS A  PERCENT OF ITS
   OWN RESPECTIVE CATEGORY:
  Residential real estate and home equity                                  0.14%            0.13%            0.09%            0.39%
  Commercial, consumer and other                                           0.30             0.28             0.22             0.21
  Premium finance receivables                                              1.50             1.47             1.64             2.36
  Indirect automobile loans                                                0.38             0.43             0.27             0.47
  Tricom finance receivables                                               0.10             0.36             0.54             0.57
                                                                 ----------------- ---------------- ---------------- ---------------
     Total non-performing loans                                            0.49%            0.49%            0.48%            0.64%
                                                                 ----------------- ---------------- ---------------- ---------------

Total non-performing assets as a
   percentage of total assets                                              0.34%            0.35%            0.37%            0.48%
                                                                 ----------------- ---------------- ---------------- ---------------

Allowance for loan losses as a
   percentage of non-performing loans                                    146.63%          142.16%          143.39%          105.63%
                                                                 ----------------- ---------------- ---------------- ---------------

The provision for loan losses totaled $3.0 million for the fourth quarter of 2002, an increase of $1.1 million from a year earlier. For the quarter ended December 31, 2002 net charge-offs totaled $1.8 million, up from the $1.3 million of net charge-offs recorded in the same period of 2001. On a ratio basis annualized net charge-offs as a percentage of average loans increased slightly to 0.28% in the fourth quarter of 2002 from 0.27% in the same period in 2001.

On a year-to-date basis the provision for loan losses totaled $10.3 million for 2002, an increase of $2.4 million over the same period last year. Net charge-offs for 2002 increased to $5.6 million, a $970,000 or 21% increase over the $4.6 million recorded in the same period last year. On a ratio basis, net charge-offs as a percentage of average loans decreased to 0.24% in 2002 from 0.26% in 2001.

Management has actively monitored and pursued methods to reduce the level of delinquencies in the indirect auto and premium finance portfolios. Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.


Non-performing Residential Real Estate, Commercial, Consumer and Other Loans

Total non-performing loans for Wintrust's residential real estate, commercial, consumer and other loans were $4.9 million, up from the $4.3 million reported at September 30, 2002, and the $3.8 million reported at December 31, 2001. These loans consist primarily of a small number of commercial, residential real estate and home equity loans, which management believes are well secured and in the process of collection. The small number of such non-performing loans allows management to monitor the status of these credits and work with the borrowers to resolve these problems effectively.


Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of December 31, 2002 and 2001, and the amount of net charge-offs for the years then ended.

                                                                                DECEMBER 31,             December 31,
  (Dollars in thousands)                                                            2002                     2001
------------------------------------------------------------------------- ------------------------- -----------------------
 Non-performing premium finance receivables                                $             6,923       $            8,204
    - as a percent of premium finance receivables                                         1.50%                    2.36%

 Net charge-offs of premium finance receivables                            $             3,224       $            2,817
    - as a percent of premium finance  receivables                                        0.70%                    0.79%
------------------------------------------------------------------------- ------------------------- -----------------------


The improvement in the level of non-performing premium finance receivables since December 31, 2001 is indicative of actions taken by management. As noted in Wintrust's prior quarterly earnings releases in 2001 and 2002, Wintrust has eliminated more than 1,300 relationships with insurance agents that were referring new business to our premium finance subsidiary that had relatively small balances and higher than normal delinquency rates. The business associated with those accounts has become a less significant percent of the entire portfolio and is nearly extinguished. Management continues to see progress in this portfolio and continues to expect the level of non-performing loans related to this portfolio to remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $677,000 at December 31, 2002, decreasing from $793,000 at September 30, 2002 and from $857,000 at December 31, 2001. The ratio of these non-performing loans to total indirect automobile loans stood at 0.38% of total indirect automobile loans at December 31, 2002, 0.43% at September 30, 2002 and 0.47% at December 31, 2001. As noted
in the Allowance for Loan Losses table net charge-offs as a percent of total indirect automobile loans has decreased from 0.62% in the fourth quarter of 2001 to 0.52% in the fourth quarter of 2002. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending. Due to the impact of the current economic and competitive environment surrounding this type of lending, management continues to de-emphasize, in relation to other loan categories, growth in the indirect automobile loan portfolio. Indirect automobile loans at December 31, 2002 were $178.2 million, down from $184.2 million at December 31, 2001 and $203.6 million at December 31, 2000.



FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust's financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of the Wayne Hummer Companies, unforeseen difficulties in integrating the pending acquisition of Lake Forest Capital Management with Wintrust, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.